Exhibit 10.6

December 20, 2012

Alejandro Dorenbaum, M.D.

Re:	Employment Terms

Dear Alex:

Lumena Pharmaceuticals, Inc. (the “Company”) is pleased to offer you the position of Chief Medical Officer on the terms set forth in this letter agreement (the “Agreement”). Your start date with the Company will be January 21, 2013, or such other date as we may mutually agree, subject to your signing and returning both this letter and the Company’s standard Employee Proprietary Information and Inventions Agreement.

You will be responsible for oversight of the Company clinical programs and other duties that are normally associated with the position of Chief Medical Officer. You will report to the Chief Executive Officer of the Company. You will work primarily from your home in Northern California, although it is expected that you will be at the Company’s headquarters in San Diego, California on a schedule to be mutually agreed upon by you and the Company. For the avoidance of doubt, you will not be required to permanently relocate outside of Northern California without your consent. While employed by the Company, you will be permitted to continue your part-time employment with the Stanford University Medical Center (the “Part-Time Stanford Employment”), provided that the time commitment you devote to the Part-Time Stanford Employment shall not exceed its current time commitment of approximately one-half day per week.

You will be paid a base salary of $325,000 per year (the “Base Salary”). Your Base Salary will be paid bi-weekly and will be subject to payroll deductions and all required withholdings. Your Base Salary will be pro-rated for any partial year of employment on the basis of a 365-day fiscal year.

You will be eligible for an annual discretionary bonus of up to 25% of your Base Salary as then in effect based on achievement of the specific performance goals for each fiscal year to be established by the Board (the “Performance Goals”) (the bonus, “Discretionary Annual Bonus”). The specific amount of your Discretionary Annual Bonus, if any, shall be determined by the Board based upon its evaluation of the Performance Goals and shall be subject to your continued employment through the date such bonus is paid. Your Discretionary Annual Bonus, if any, will be pro-rated for any partial year of employment on the basis of a 365-day fiscal year. In all events, any earned Discretionary Annual Bonus will be paid not later than March 15 of the year following the year in which your right to such Discretionary Annual Bonus became vested.

In addition to the Discretionary Annual Bonus, you will be entitled to earn two lump sum cash signing bonuses of $142,500 (each, a “Signing Bonus”) if you remain continuously employed by the Company through the one year anniversary of your start date with the Company (the “Anniversary Date”) or if your employment with the Company is involuntarily terminated by the Company without Cause (as defined below) (and other than as a result of your death or disability) prior to the Anniversary Date. Each Signing Bonus will be paid as an advance to you on each of your start date with the Company and the six month anniversary of your start date with the Company (each, a “Signing Bonus Date”), provided that you remain in continued employment with the Company through each Signing Bonus Date. Each Signing Bonus will be subject to payroll deductions and all required withholdings. For the avoidance of doubt, if you cease to be employed by the Company for any reason (other than an involuntary termination by the Company without Cause), you will not be eligible to earn or receive any Signing Bonus with

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respect to a Signing Bonus Date on or following the date you cease to be employed by the Company. Although each Signing Bonus will be paid in advance of the Anniversary Date, if your employment with the Company terminates for any reason other than an involuntary termination by the Company without Cause (and other than as a result of your death or disability) prior to the Anniversary Date, you will not earn any Signing Bonus and you agree to repay to the Company any advance Signing Bonus you have received in its entirety within 30 days after your employment termination date. The Company may, in its sole discretion, satisfy all or part of any Signing Bonus that you are required to repay to the Company by withholding such amount from payroll or any other amounts payable to you by the Company.

Subject to approval by the Board, on or following your start date with the Company, you will be granted a stock option to purchase 620,000 shares of the Company’s Common Stock pursuant to the terms set forth in the Company’s 2012 Equity Incentive Plan (the “Plan”) and the applicable stock option agreement and other documents thereunder. The exercise price of your stock option will be equal to the fair market value of the Common Stock on the date of grant as determined by the Board. Provided that your employment with the Company continues through each of the following dates, 25% of the shares subject to your stock option shall vest on the Anniversary Date, and the remaining 75% of the shares shall vest in equal monthly installments thereafter over the subsequent three years. You will be provided with a copy of the Plan and your stock option agreement following approval of the grant. Such stock option agreement will provide, among other things, that if in connection with, or within 12 months following, an Asset Transfer or Acquisition (each as defined in the Company’s Amended and Restated Certificate of Incorporation) your employment with the Company is involuntarily terminated without Cause (as defined in the Plan), the vesting of the shares subject to your stock option will be accelerated in full. The Company represents, warrants and covenants that for so long as you remain employed by the Company, no other executive officer or employee of the Company will be granted a right to “anti-dilution” or similar protection with respect to such individual’s Common Stock ownership or stock option holdings, unless you are granted a similar right.

In the event your employment with the Company is involuntarily terminated without Cause at any time (and other than as a result of your death or disability), you will be entitled to receive (a) any then-unpaid Signing Bonus, and (b) severance payments in the form of continuation of your Base Salary in effect at the time of termination for a period of up to 12 months (the “Continuation Period”), subject to payroll deductions and all required withholdings. Such severance payments will be paid in equal cash installments on the Company’s regular payroll schedule for the Continuation Period; provided, however, that such severance payments shall cease on the date on which you commence employment with another entity during the Continuation Period (other than the Part-Time Stanford Employment); provided, further, that in no event will you receive such severance payments for a period of less than six months regardless of re-employment. You agree to promptly notify the Company in the event you accept and/or commence new employment (other than the Part-Time Stanford Employment) during the Continuation Period. Such severance payments are contingent upon your furnishing to the Company an executed release and waiver of claims in a form acceptable to the Company (the “Release and Waiver”) within the time frame set forth therein, but in no event later than 45 days following the date of termination of your employment with the Company, and permitting the Release and Waiver to become effective in accordance with its terms (such latest permitted date on which the Release and Waiver may become effective, the “Release Deadline”). No such severance payments will be made prior to the date on which you return the Release and Waiver and such Release and Waiver becomes effective in accordance with its terms (such date, the “Release Effective Date”). On the Release Effective Date, the Company will pay in one lump sum, the payments that would have been paid on or prior to such date under the Company’s regular payroll schedule but for the delay of the effectiveness of the Release and Waiver, with the balance of such payments being paid as originally scheduled.

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The following provisions apply to the extent the severance benefits provided in this Agreement arc subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits will not commence until you have a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), as applicable. However, if such exemptions are not available and you arc, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments will be delayed until the earlier of (a) six months and one day after your separation from service or (b) your death. If the severance benefits arc not covered by one or more exemptions from the application of Section 409A and the Release and Waiver could become effective in the calendar year following the calendar year in which you separate from service, the Release and Waiver will not be deemed effective any earlier than the Release Deadline. The severance benefits are intended to qualify for an exemption from application of Section 409A or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities in this Agreement will be interpreted accordingly.

In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits under this Agreement will be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax (the “Adjusted Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this paragraph will be made in writing by a mutually agreed independent public accounting firm or other independent third party (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this paragraph.

As a condition of employment, you must read, sign and comply with the Company’s standard Employee Proprietary Information and Inventions Agreement attached hereto as EXHIBIT A.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines.

Your employment relationship is at will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at a time, with or without Cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by the CEO. As required by law, this offer is subject to

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satisfactory proof of your right to work in the United States, and is also subject to and contingent upon completion of references by the Company.

This Agreement, along with your Employee Proprietary Information and Inventions Agreement, form the complete and exclusive statement of your employment relationship with the Company. The terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written. This Agreement cannot be changed except in a written agreement signed by you and the CEO.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements entered Into and performed within California solely by residents of that state.

Please sign and date this Agreement and the attached Employee Proprietary Information and Inventions Agreement, and return them to me by 5:00 p.m. Pacific time on December 21, 2012, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Michael Grey

Michael Grey

Lumena Pharmaceuticals, Inc.

Accepted:

/s/ Alejandro Dorenbaum	21 December 2012

Alejandro Dorenbaum, M.D.	Date

12531 High Bluff Drive, Suite 110, San Diego, CA 92130. (858) 461-0694

www.lumenapharma.com